For Immediate Release: June 2, 2009	Contact: Michael J. Wayne Vice President (607) 737-3762 mwayne@chemungcanal.com

Chemung Canal Trust Company Expands Into Pennsylvania
Chemung Financial completes acquisition of Canton Bancorp, Inc.

Chemung Canal Trust Company (CCTC) today announced that its parent company, Chemung Financial Corporation, has completed the acquisition of Canton Bancorp, Inc, the parent company of the Bank of Canton (PA). As a result, all three Bank of Canton offices opened on June 1st as full service branches of Chemung Canal Trust Company.

"We are excited to join forces with a bank that is rich in history and shares our banking philosophy and business model," said Ronald M. Bentley, President and Chief Executive Officer of Chemung Canal Trust Company. "We are pleased with the warm welcome we have received during the conversion process and look forward to the opportunity to enhance our relationship with the residents of northeastern Pennsylvania through our extensive menu of products and services, combined with our high touch approach to quality customer service," Bentley added.

Chemung Canal reported that more than 10,000 accounts representing $70 million of deposits and $60 million in loans were transferred as a result of the acquisition.

According to Bentley, nearly all of the Bank of Canton employees are remaining with Chemung Canal as a result of the acquisition. "Our new employees are the same friendly, helpful and knowledgeable staff of professional bankers that our converting customers are accustomed to working with," Bentley said. With the addition of the three new branches, Chemung Canal Trust Company now employs 350 people.

In addition to the three new Bradford County, PA offices, Chemung Canal operates 20 other full service offices in Broome, Chemung, Steuben, Schuyler, Tioga and Tompkins counties in New York state. The Bank also operates full service Trust and Investment Centers in downtown Elmira, Binghamton and Herkimer, NY.

Chemung Canal Trust Company, established in 1833 and headquartered in Elmira, is a full service community bank with full trust powers. It is a subsidiary of Chemung Financial Corporation, a public corporation traded in the over-the-counter market, under the symbol CHMG.OB. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

-- 30 --